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                                                                   EXHIBIT 12.1

                            DEVON ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                       Six
                                                                                                                      Months
                                                                    Year Ended December 31,                           Ended
                                           ---------------------------------------------------------------------     June 30,
                                               1991            1992          1993          1994          1995          1996
                                           ------------     ----------    ----------    ----------    ----------    ----------
Earnings (loss) before income taxes and
  cumulative effect of change in
  accounting principle per consolidated
  statements of operations .............   $(21,144,443)    19,485,817    25,960,772    21,356,711    25,621,899    21,630,314
Add:
  Interest expense .....................      2,208,782      2,644,063     3,421,742     5,438,911     7,051,142     4,942,080
  Estimated interest factor of operating
    lease payments .....................        177,165        153,384       162,518       173,923       182,129        99,672
                                           ------------     ----------    ----------    ----------    ----------    ----------
Earnings (loss), as adjusted(A).........   $(18,758,496)    22,283,264    29,545,032    26,969,545    32,855,170    26,672,066
                                           ============     ==========    ==========    ==========    ==========    ==========
Fixed charges:
  Interest costs incurred...............      2,208,782      2,644,063     3,421,742     5,438,911     7,051,142     4,942,080
  Estimated interest factor of operating
    lease payments......................        177,165        153,384       162,518       173,923       182,129        99,672
                                           ------------     ----------    ----------    ----------    ----------    ----------
Total fixed charges(B)..................   $  2,385,947      2,797,447     3,584,260     5,612,834     7,233,271     5,041,752
                                           ============     ==========    ==========    ==========    ==========    ==========
Ratio of earnings to fixed
  charges(A)+(B)........................            --            7.97          8.24          4.80          4.54          5.29
                                           ============     ==========    ==========    ==========    ==========    ==========
Amount of fixed charges in excess of
  earnings(B-A).........................   $ 21,144,443            --            --            --            --            --
                                           ============     ==========    ==========    ==========    ==========    ==========

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         AS ADJUSTED FOR THE CONVERTIBLE PREFERRED SECURITIES OFFERING


                                                                                                   Six Months
                                                                                  Year Ended         Ended
                                                                                  December 31,      June 30,
                                                                                      1995            1996
                                                                                  -----------      ----------
Earnings as adjusted (as calculated above)(1).................................    $32,855,170      26,672,066
                                                                                  ===========      ==========
Fixed charges (as shown above)................................................      7,233,271       5,041,752
Reduction of interest expense as a result of use of funds received from
  Convertible Preferred Securities issued to retire long-term debt............     (6,475,748)     (4,766,363)
Distribution requirements on the Convertible Preferred Securities.............      9,717,500       4,858,750
Amortization of costs incurred in connection with the Convertible Preferred
  Securities offering.........................................................        166,167          83,083
                                                                                  -----------      ----------
Fixed charges adjusted for the Convertible Preferred Securities offering......    $10,641,190       5,257,222
                                                                                  ===========      ==========
Ratio of earnings to fixed charges adjusted for the Convertible Preferred
  Securities offering.........................................................           3.09            5.07
                                                                                  ===========      ==========

- --------
(1) Earnings for the year 1995 do not include assumed interest earnings on the excess of funds received from the issuance of the Convertible Preferred Securities above the average long-term debt outstanding during the year. Such excess was approximately $47.4 million.